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                                                                    Exhibit (99)


NEWS RELEASE                  TRW Inc.
                              1900 Richmond Road
                              Cleveland, OH 44124                     [LOGO] TRW

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For Immediate Release         Contact

                              Jay McCaffrey
                              216.291.7179


TRW ANNOUNCES SALE OF $2.4 BILLION OF DEBT SECURITIES


CLEVELAND, Ohio, May 26, 1999 -- TRW Inc. (NYSE: TRW), announced today the sale of $2.4 billion in aggregate principal amount of debt securities. The securities consist of $400 million aggregate principal amount of 6 1/2% Notes Due 2002, $700 million aggregate principal amount of 6 5/8% Notes Due 2004, $750 million aggregate principal amount of 7 1/8% Notes Due 2009, and $550 million aggregate principal amount of 7 3/4% Debentures Due 2029. The transaction is scheduled to close June 2, 1999.

The proceeds from the sale of the securities will be used to repay a portion of the commercial paper borrowings incurred in connection with TRW's acquisition of LucasVarity plc. The securities have been sold inside the United States and outside the United States in a private placement under Rule 144A and Regulation S, respectively, or under other applicable exemptions from registration under the Securities Act of 1933.

The securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

TRW provides advanced technology products and services for the global automotive, aerospace, and information systems markets.

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